Exhibit 10.1

UNITED FIRE GROUP, INC.
RESTRICTED STOCK AGREEMENT
UNDER
2005 NON-QUALIFIED NON-EMPLOYEE
DIRECTOR STOCK OPTION PLAN
United Fire Group, Inc. (the “Company”) and                      (the “Director”) agree effective as of _______________, 20_____ (the “Effective Date”), as follows:
1.Award of Restricted Stock. The Company, in the exercise of its sole discretion pursuant to the 2005 Non-Qualified Non-Employee Director Stock Option Plan, as amended (the “Plan”), has awarded and issued to the Director a total of ______________________________________ (______) shares of stock (the “Restricted Stock”) upon the terms and subject to the conditions set forth in the Plan and this Restricted Stock Agreement (the “Agreement”). Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Plan.

2.Vesting. The Restricted Stock shall vest as follows: ______________________________________________ (the period that any portion of the Restricted Stock shall remain unvested is referred to herein as the “Restricted Period”). Except as otherwise specified in the Plan, or determined by the Board of Directors, upon termination of the Director’s status as a director of the Company for any reason, the Director’s rights under this Agreement in any unvested Restricted Stock shall terminate and the Director shall automatically forfeit the Restricted Stock to the Company. Upon any forfeiture of Restricted Stock hereunder, Director agrees to deliver to the Company the stock certificate(s) representing the Restricted Stock, duly endorsed in blank for transfer. However, the failure of the Director to deliver the stock certificates evidencing the Restricted Stock shall not prevent the completion of the forfeiture of Restricted Stock hereunder, and in such circumstances the Secretary of the Company, or a designee thereof, is authorized by the Director to act as the attorney-in-fact for the Director to complete the transfer to the Company of the Restricted Stock and to effect the cancellation of the Restricted Stock in the stock ownership and transfer records of the Company. The Restricted Stock shall vest 100% and in full and the Restricted Period shall terminate immediately upon the occurrence of a “Change of Control” as defined in the Plan. Upon the expiration of the Restricted Period, the restrictions affecting the Restricted Stock shall automatically terminate. The Director may surrender the certificate of Restricted Stock for removal of the legend evidencing the restrictions.

3.Value. The Company and Director agree that the Restricted Stock was issued for past services and that such services equal or exceed the par value of the Restricted Stock.

4.Plan Terms. This Agreement and the Restricted Stock are subject to all of the provisions of the Plan, including, without limitation, the following:

a.During the Restricted Period, the Director shall not sell, transfer, pledge or assign Restricted Stock.

b.The Director, as holder of the Restricted Stock, shall have the same voting, dividend and other rights as the Company’s other stockholders.

c.The certificate of Restricted Stock shall bear a legend referring to the terms, conditions, and restrictions applicable to the Restricted Stock.

d.The Board of Directors may cancel, rescind, suspend, withhold or otherwise limit or restrict the Restricted Stock at any time if the participant does not comply with all applicable provisions of this Agreement and the Plan.

e.The Plan was established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan.

f.The award of Restricted Stock is voluntary and occasional and does not create any contractual or other right to receive future awards even if awards have been made repeatedly in the past.

g.All decisions with respect to future awards, if any, will be at the sole discretion of the Company.

h.The future value of the Restricted Stock is unknown and cannot be predicted. The value of the Restricted Stock may increase or decrease in value.

5.Administration. The Board of Directors and the Committee have the sole authority to manage and control the operation and administration of this Agreement and the Plan, and the Board of Directors and the Committee shall have all powers and discretion with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Board of Directors or the Committee and any decision made by the Board of Directors or the Committee with respect to this Agreement shall be final and binding on all parties.

6.Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, and this Agreement is subject to all interpretations, amendments, rules, and regulations promulgated by the Board or the Committee from time to time pursuant to the Plan.

7.Acknowledgment. By the Director’s acceptance of the Restricted Stock and the Agreement, the Director acknowledges that the Director has received, read, understood, and accepted all the terms, conditions, and restrictions of this Agreement and the Plan. The Director understands and agrees that this Agreement is subject to the terms, conditions, and restrictions stated in this Agreement and the Plan.

8.Governing Law. This Agreement shall be governed by the laws of the State of Iowa, without regard to laws that might cause other law to govern under applicable principles of conflicts of law.

9.Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions that could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

10.Complete Agreement and Amendment. This Agreement and the Plan constitute the entire agreement between the Director and the Company regarding the Restricted Stock. Any prior agreements, commitments or negotiations concerning the Restricted Stock are superseded. This Agreement may be amended only by written agreement of the Director and the Company, without consent of any other person. The Director agrees not to rely on any oral information regarding this Agreement, the Restricted Stock and the Plan.

[SIGNATURES ON FOLLOWING PAGE]

DIRECTOR’S ACCEPTANCE

I have read and fully understood this Restricted Stock Agreement and I accept and agree to be bound by all of the terms, conditions and restrictions contained in this Restricted Stock Agreement and the 2005 Non-Qualified Non-Employee Director Stock Option Plan.

Executed as of the Effective Date

UNITED FIRE GROUP, INC.

By: _______________________________                                    Randy Ramlo, CEO and President

[DIRECTOR NAME]

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